FOR IMMEDIATE RELEASE                       FOR FURTHER INFORMATION
January 23, 2008                            Brendan J. McGill
                                            Senior Vice President & CFO
                                            215-256-8828

Harleysville Savings Financial Corporation Announces Declaration of Regular Cash Dividend and First Quarter Earnings for Fiscal Year 2008

         Harleysville, PA., January 23, 2008 - Harleysville Savings Financial

         Corporation (NASDAQ:HARL) reported today that the Company's board of directors declared a regular quarterly cash dividend of $.17 per share on the Company's common stock. This is the 82nd consecutive quarter that the Company has paid a cash dividend to its stockholders. The cash dividend will be payable on February 20, 2008 to stockholders of record on February 6, 2008.

         Net income for the quarter ended December 31, 2007 was $801,000 or $.21 per diluted share compared to $757,000 or $.19 per diluted share for the same quarter last year.

         Ron Geib, President and Chief Executive Officer of the Company, commented "We are pleased with our increase in earnings per share as it reflects a change in the trend we have seen the past several quarters. Our business model should continue to benefit from the growth in high credit quality business and consumer loans, controlled operating expenses and capital management."

         The Company's assets totaled $791.9 million compared to $749.8 million a year ago. Stockholders' book value increased to $12.67 per share from $12.64 a year ago.

         Harleysville Savings Financial Corporation is the holding company for Harleysville Savings Bank. Established in 1915, Harleysville Savings Bank is a Pennsylvania chartered and federally insured savings bank. Headquartered in Harleysville, PA. Harleysville is located in central Montgomery County, which has the third largest population base and the second highest per capita income in the state of Pennsylvania.

         This presentation may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995). Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic; competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

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

Harleysville Savings Financial Corporation
Selected Consolidated  Financial Data as of December 31, 2007
(Dollars in thousands except per share data)
((1) Unaudited)                                       ---------------------------------
                                                             Three Months Ended
                                                      ---------------------------------

Selected Consolidated Earnings Data                   Dec 31, 2007(1)   Dec 31, 2006(1)
--------------------------------------------------    ---------------   ---------------
Total interest income                                 $        10,501   $         9,840
Total interest expense                                          7,631             7,015
                                                      ---------------   ---------------

Net Interest Income                                             2,870             2,825
Provision for loan losses                                          --                --
                                                      ---------------   ---------------

Net Interest Income after Provision for Loan Losses             2,870             2,825
                                                      ---------------   ---------------

Other income                                                      499               373
Total other expenses                                            2,386             2,260
                                                      ---------------   ---------------

Income before Income Taxes                                        983               938
Income tax expense                                                182               181
                                                      ---------------   ---------------

Net Income                                            $           801   $           757
                                                      ===============   ===============


Per Common Share Data
--------------------------------------------------
Basic earnings                                        $          0.22   $          0.20
Diluted earnings                                      $          0.21   $          0.19
Dividends                                             $          0.17   $          0.17
Book value                                            $         12.67   $         12.64
Shares outstanding                                          3,727,477         3,860,790
Average shares outstanding - basic                          3,721,413         3,854,322
Average shares outstanding - diluted                        3,736,585         3,892,750

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Harleysville Savings Financial Corporation
Selected Consolidated Financial Data as of December 31, 2007 (Dollars in thousands except per share data)
                                         ------------------------
((1) Unaudited)                                Year To Date:
                                         ------------------------
                                           Dec 31,       Dec 31,
Other Selected Consolidated Data           2007(1)       2006(1)
--------------------------------------   ----------    ----------
Return on average assets                       0.41%         0.40%
Return on average equity                       6.82%         6.24%
Interest rate spread                           1.24%         1.32%
Net yield on interest earning assets           1.50%         1.55%
Operating expenses to average assets           1.22%         1.19%
Efficiency ratio                              70.81%        70.67%
Ratio of non-performing loans to total
  assets at end of period                      0.04%         0.00%
Loan loss reserve to total loans, net          0.45%         0.50%

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                                         --------------------------------------------------------------
                                           Dec 31,      Sept 30,     June 30,    Mar 31,       Dec 31,
Selected Consolidated Financial Data       2007(1)       2007        2007(1)     2007 (1)     2006 (1)
--------------------------------------   ----------   ----------   ----------   ----------   ----------
Total assets                             $  791,888   $  773,544   $  778,136   $  763,635   $  749,786
Consumer Loans receivable - net             410,220      403,738      397,018      390,299      385,270
Commercial Loans                             18,696       15,314       13,071        9,500        5,649
Loan loss reserve                             1,924        1,933        1,943        1,946        1,952
Cash & investment securities                125,729      118,920      120,204      122,222      106,870
Mortgage-backed securities                  195,735      193,660      202,379      199,176      210,555
FHLB stock                                   13,999       14,140       14,017       13,809       14,501
Deposits                                    440,500      424,035      433,074      434,471      430,128
Advances                                    298,711      298,609      288,017      274,154      265,870
Total stockholders' equity                   47,239       47,041       49,045       49,208       48,817

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